Exhibit 99.1
Contact:
Jenny Swanson
Director, Investor Relations
Universal Technical Institute, Inc.
(623) 445-9351
Universal Technical Institute Reports Second Quarter Results for Fiscal 2008
PHOENIX — May 6, 2008 — Universal Technical Institute, Inc. (NYSE: UTI), a provider of technical education training, today announced financial results for the second quarter and six months ended March 31, 2008.
Second Quarter Operating Performance
Net revenues for the second quarter of fiscal 2008 were $88.2 million, a 3.8 percent decrease from $91.7 million for the second quarter of fiscal 2007. Net income for the second quarter of fiscal 2008 was $1.9 million, or 7 cents per diluted share, as compared to $6.1 million or 22 cents per diluted share for the second quarter of fiscal 2007.
The decrease in net revenues primarily relates to a decline in average undergraduate student enrollment partially offset by higher tuition prices.
Operating income for the second quarter of fiscal 2008 was $2.3 million as compared with $9.5 million for the second quarter of fiscal 2007. The overall decrease in operating income reflects increased professional and contract services costs, occupancy costs, advertising costs and bad debt expense. These higher costs were partially offset by a decrease in compensation and benefits.

Operating margin for the second quarter of fiscal 2008 decreased to 2.6 percent from 10.3 percent for the second quarter of fiscal 2007. Net income margin for the second quarter of fiscal 2008 decreased to 2.2 percent from 6.7 percent for the second quarter of fiscal 2007 for the same reasons previously described, partially offset by higher interest income in the current period.
“Our financial results reflect the accumulation of several quarters of insufficient student contracts and starts. This shortfall negatively impacted our average student population, revenue and income. At the same time, the quarter marked an inflection point for steady improvement in a number of leading indicators. And, the trend continues. While it will take time for the progress to be fully reflected in our business results, I am excited about the positive momentum on which we can build,” said Kimberly McWaters, President and Chief Executive Officer of UTI.
Six Month Operating Performance
Net revenues for the first six months of fiscal 2008 were $178.2 million, a 1.7 percent decrease, compared with $181.2 million for the first six months of fiscal 2007. This decrease primarily relates to a decline in average undergraduate student enrollment partially offset by an additional earning day during the period and higher tuition prices.
Operating income in the first six months of fiscal 2008 was $11.6 million compared with $20.0 million for the first six months of fiscal 2007 with the decrease primarily attributable to higher occupancy costs, professional and contract services costs and bad debt expense. These higher costs were partially offset by a decrease in compensation and benefits and advertising costs. Advertising costs were lower during the first six months of fiscal 2008 as a result of our planned decrease in spending during our first quarter due to implementing improvements in our sales processes and testing our new advertising campaign that we rolled out during second quarter. During the first quarter of the prior year we chose to spend heavily on advertising, however, due to competing media messages during the holiday and political advertising seasons, the spending proved to be ineffective. Operating margin for the first six months of fiscal 2008 was 6.5 percent compared with 11.0 percent for the first six months of fiscal 2007.

Net income for the first six months of fiscal 2008 declined to $8.4 million, or 32 cents per diluted share, compared with $13.0 million, or 48 cents per diluted share, for the first six months of fiscal 2007. Net income margin for the first six months of fiscal 2008 was 4.7 percent, a decrease of 250 basis points, compared with 7.2 percent for the first six months of fiscal 2007 for the same reasons previously described and was partially offset by higher interest income in the current period.
Balance Sheet and Cash Flow
At March 31, 2008, cash and cash equivalents were $75.0 million compared with $75.6 million at September 30, 2007 and $40.4 million at March 31, 2007. At March 31, 2008, shareholders’ equity was $106.3 million compared with $124.5 million at September 30, 2007. Pursuant to the previously announced share repurchase plan, we purchased 1,886,300 shares of stock during the six months ended March 31, 2008 at a total cost of approximately $29.5 million.
Cash flow provided by operations was $6.1 million for the six months ended March 31, 2008, compared with $16.7 million for the six months ended March 31, 2007.
Student Enrollment Data and Capacity Utilization

	Three Months Ended		Six Months Ended
	March 31,		March 31,
	2008	2007	2008	2007
Average undergraduate full-time student enrollment	15,092	16,389	15,759	16,827
Total seats available	25,090	25,410	25,090	25,410
Average capacity utilization	60.2%	64.5%	62.8%	66.2%
End of period undergraduate full-time student enrollment	14,637	16,026	14,637	16,026
Lower starts were the primary contributor to declines in the second quarter and six month full-time student enrollment statistics.

Conference Call
Management of Universal Technical Institute will hold a conference call to discuss its fiscal 2008 second quarter results today at 2:00 p.m. Phoenix Time (5:00 p.m. Eastern Time). This call can be accessed by dialing 800-366-7417 or 303-262-2053. Investors are invited to listen to the call live at www.uti.edu. Please access the web site at least 15 minutes early to register, download and install any necessary audio software. A replay of the call will be available on the Investor Relations section of UTI’s website and will be archived for 60 days or alternatively the call will be available through Tuesday, May 13, 2008. To hear the replay, dial (800) 405-2236 (domestic) or (303) 590-3000 (international) and enter pass code 11112957#.
About Universal Technical Institute
Universal Technical Institute is a provider of technical education training for students seeking careers as professional automotive, diesel, collision repair, motorcycle and marine technicians. The company offers undergraduate degree, diploma and certificate programs at 10 campuses across the United States, and manufacturer-sponsored advanced programs at 18 dedicated training centers. Through its campus-based school system, Universal Technical Institute offers specialized technical education programs under the banner of several well-known brands, including Universal Technical Institute (UTI), Motorcycle Mechanics Institute and Marine Mechanics Institute (MMI) and NASCAR Technical Institute (NTI).

Safe Harbor Statement
Statements in this news release concerning the future business, operating results and financial condition of the company are “forward-looking” statements as defined in the Private Securities Litigation Reform Act of 1995. Such statements are based upon management’s current expectations and are subject to a number of uncertainties that could cause actual performance and results to differ materially from the results discussed in the forward-looking statements. Factors that could affect the company’s actual results include changes to federal and state educational funding, possible failure or inability to obtain regulatory consents and certifications for new or expanding campuses, potential increased competition, changes in demand for the programs offered by the company, increased investment in management and capital resources, the effectiveness of the company’s recruiting, advertising and promotional efforts, changes to interest rates and low unemployment. Further information on these and other potential factors that could affect the company’s financial results or condition may be found in the company’s filings with the Securities and Exchange Commission, all of which are incorporated herein by reference. The company undertakes no obligation to publicly update any forward-looking statements whether as a result of new information, future events or otherwise.
(Tables Follow)

UNIVERSAL TECHNICAL INSTITUTE, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED INCOME STATEMENTS (UNAUDITED)
($’s in thousands, except per share amounts)

	Three Months Ended		Six Months Ended
	March 31,		March 31,
	2008	2007	2008	2007

Net revenues	$88,157	$91,651	$178,192	$181,185

Operating expenses:
Educational services and facilities	46,822	45,854	93,008	90,049
Selling, general and administrative	39,060	36,347	73,605	71,161

Total operating expenses	85,882	82,201	166,613	161,210

Income from operations	2,275	9,450	11,579	19,975

Other expense (income):
Interest income	(866)	(606)	(2,237)	(1,278)
Interest expense	9	11	19	22

Total other income	(857)	(595)	(2,218)	(1,256)

Income before income taxes	3,132	10,045	13,797	21,231
Income tax expense	1,226	3,926	5,408	8,202

Net income	$1,906	$6,119	$8,389	$13,029

Earnings per share:
Net income per share — basic	$0.08	$0.23	$0.32	$0.49

Net income per share — diluted	$0.07	$0.22	$0.32	$0.48

Weighted average number of common shares outstanding:
Basic	25,349	26,763	26,072	26,754

Diluted	25,593	27,257	26,476	27,186

UNIVERSAL TECHNICAL INSTITUTE, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)
($’s in thousands, except per share amounts)

	March 31,	September 30,
	2008	2007
Assets
Current assets:
Cash and cash equivalents	$75,037	$75,594
Receivables, net	17,137	14,504
Deferred tax assets	6,007	5,656
Prepaid expenses and other current assets	8,199	7,380

Total current assets	106,380	103,134
Property and equipment, net	69,522	104,595
Goodwill	20,579	20,579
Other assets	3,821	4,514

Total assets	$200,302	$232,822

Liabilities and Shareholders’ Equity
Current liabilities:
Accounts payable and accrued expenses	$38,545	$42,068
Deferred revenue	37,734	49,389
Income tax payable	416	—
Accrued tool sets	3,817	4,009
Other current liabilities	175	416

Total current liabilities	80,687	95,882
Deferred tax liabilities	2,291	2,025
Other liabilities	11,066	10,410

Total liabilities	94,044	108,317

Commitments and contingencies

Shareholders’ equity:
Common stock, $0.0001 par value, 100,000,000 shares authorized, 28,368,134 shares issued and 25,050,889 shares outstanding at March 31, 2008 and 28,259,893 shares issued and 26,828,948 shares outstanding at September 30, 2007	3	3
Preferred stock, $0.0001 par value, 10,000,000 shares authorized, no shares issued and outstanding	—	—
Paid-in capital	134,998	132,131
Treasury stock, at cost, 3,317,245 shares at March 31, 2008 and 1,430,945 shares September 30, 2007	(59,571)	(30,029)
Retained earnings	30,828	22,400

Total shareholders’ equity	106,258	124,505

Total liabilities and shareholders’ equity	$200,302	$232,822

UNIVERSAL TECHNICAL INSTITUTE, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)
($’s in thousands)

	For the Six Months Ended
	March 31,
	2008	2007
Cash flows from operating activities:
Net income	$8,389	$13,029
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	8,791	8,552
Bad debt expense	2,236	1,311
Stock-based compensation	2,820	3,376
Deferred income taxes	(408)	(838)
Loss on sale of property and equipment	530	97
Changes in assets and liabilities:
Receivables	(6,227)	2,273
Prepaid expenses and other current assets	(838)	(252)
Other assets	464	82
Accounts payable and accrued expenses	787	(8,240)
Deferred revenue	(11,655)	(4,445)
Income tax payable	1,550	1,823
Accrued tool sets and other current liabilities	(433)	(146)
Other liabilities	138	32

Net cash provided by operating activities	6,144	16,654

Cash flows from investing activities:
Purchase of property and equipment	(10,430)	(18,088)
Proceeds from sale of property and equipment	32,661	9

Net cash provided by (used in) investing activities	22,231	(18,079)

Cash flows from financing activities:
Excess tax benefit from stock-based compensation	224	—
Purchase of treasury stock	(29,542)	—
Proceeds from issuance of common stock under employee plans	386	400

Net cash (used in) provided by financing activities	(28,932)	400

Net decrease in cash and cash equivalents	(557)	(1,025)
Cash and cash equivalents, beginning of period	75,594	41,431

Cash and cash equivalents, end of period	$75,037	$40,406

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